Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Class A common stock pursuant to the BRC Inc. 2022 Omnibus Incentive Plan and BRC Inc. 2022 Employee Stock Purchase Plan of our report dated March 16, 2022, with respect to the consolidated financial statements of Authentic Brands LLC included in the Form 10-K of BRC Inc. for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

April 18, 2022